Exhibit 99.1

SITO Mobile Acquires Hipcricket’s Mobile Advertising Business

Transaction to drive immediate and long-term growth potential

JERSEY CITY, N.J., July 9, 2015 -- SITO Mobile, Ltd. (OTCQB: SITO), a leading mobile engagement platform provider, announced today that it has acquired the mobile advertising business from Hipcricket Inc. The seller will receive 6,205,602 shares of SITO Mobile common stock valued at $2.4 million and $1.3 million in cash for a total purchase price of $3.7 million.

The purchase enables SITO to tap new revenue streams for its mobile advertising business through Hipcricket’s existing customer relationships with both advertisers and brands. The acquisition will also immediately expand and enhance SITO Mobile’s product offerings using proven technology from Hipcricket’s adServe platform through which Hipcricket generated nearly $30 million in revenue over the past 30 months.

“This transaction marks the successful culmination of a process we began over a year ago,” said SITO Mobile CEO Jerry Hug. “It now provides us with our most coveted asset within Hipcricket, and represents a major growth catalyst for SITO Mobile in many ways. First, we add a great team of experienced mobile advertising professionals that will enable a smooth transition and continued growth within the mobile advertising industry. Second, due to Hipcricket’s expansive network, we are stepping into many great new relationships with marquee advertising clients. Additionally, we now have the ability to integrate the best features of Hipcricket’s technology, one that will help us continue to improve and enhance the breadth and performance of SITO Mobile’s proprietary Location Based advertising platform. Lastly, we believe that the balance sheet improvements made this fiscal year, including this transaction, have advanced the Company toward executing on the plan to list our shares on a national exchange.”

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty and ultimately sales. For more information visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our reliance on brand owners and wireless carriers, the possible need for additional capital as well other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Investor Relations
Robert Haag
IRTH Communications
sito@irthcommunications.com
866-976-4784

Media Relations

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

646-699-1414